EXHIBIT 99.1

PRESS RELEASE	Computer Software Innovations, Inc.
1661 East Main Street
Easley, SC 29640
Contact: Nancy K. Hedrick
Phone: (864) 855-3900

Computer Software Innovations, Inc. (“CSI”) today announced an addition to its senior management team. David Dechant will assume the position of Chief Financial Officer, succeeding Joe Black, who had agreed to serve in an interim capacity following CSI’s February 2005 merger. He will report to the company’s President and CEO, Nancy Hedrick.

Mr. Dechant, 40, comes to CSI with an impressive background of finance and public accounting experience. Prior to his appointment as CFO of CSI, Mr. Dechant was employed as the CFO of NTM, Inc., a manufacturer in Greenville, SC providing performance enhancement and recycling of PET (polyethylene terephthalate) polymer. He served in that capacity from October 2004 to May 2005. Previously, he consulted with Bowater, Incorporated from May 2004 to October 2004, providing implementation support for meeting the requirements of the Sarbanes-Oxley legislation. Bowater, headquartered in Greenville, SC, is a manufacturer of newsprint, coated and specialty papers and pulp and forest products.

From January 2004 to April 2004, Mr. Dechant was the CFO/COO and supported succession planning activities in a short-term role with Millenium Manufacturing, LLC and its affiliates, manufacturers of steel arch and specialty chemical storage buildings. Millenium Manufacturing is located in Boone, NC. From November 2002 to January 2004, Mr. Dechant served Bowater as the Acting Manager of the Compliance Department, which position involved overseeing the drafting and coordinating of SEC filings and other public disclosures. From January 2002 to June 2002, Mr. Dechant recruited and placed financial personnel in management roles while working as a recruiting manager in Greenville, SC for Robert Half International Inc., a specialized financial recruiting service.

Mr. Dechant has served as a finance manager of Capsugel, located in Greenwood, SC and a division of Warner Lambert Company (now known as Pfizer, Inc.). Capsugel manufactured hard gelatin capsules for the pharmaceutical and dietary supplement markets. Prior to working for Capsugel, he served in various capacities with Conso International Corporation, ultimately serving as CAO and acting CFO. Conso, located in Union, SC and formerly traded on the Nasdaq National Market, was a manufacturer of decorative trimmings and sewing patterns for the home decorating market.

Mr. Dechant is a certified public accountant, having worked at Deloitte & Touche as a senior accountant and at Arthur Andersen as a staff accountant. He has also served in a variety of management and financial consulting positions.

“I am pleased that David has joined our management team. His extensive experience with public accounting and strategic planning will be a tremendous asset to CSI,” said Ms. Hedrick.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. (OTCBB: CSWI) is a developer of proprietary fund accounting software applications and a provider of network integration solutions for education and local government organizations. By strategically combining its proprietary fund accounting software with its network integration/hardware division, it has been successful in providing a variety of technological solutions to over 300 clients located in South Carolina, North Carolina and Georgia.